Exhibit 2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) by and among each of the Sellers set forth on Schedule A hereto (each, a “Seller” and collectively, the “Sellers”) and Red Mountain Capital Partners III, L.P. (the “Purchaser”), is entered into as of this 5th day of April 2007.

WHEREAS, the Purchaser wishes to purchase from the Sellers, and the Sellers wish to sell to the Purchaser, in the aggregate, 1,650,000 shares (the “Shares”) of the Common Stock, $.01 Par Value Per Share, of Encore Capital Group, Inc. (the “Company”), at a price of $9.50 per share, in the amounts set forth on Schedule A hereto;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. Purchase and Sale of the Shares. At the closing of the transactions contemplated herein (the “Closing”) and upon the terms and conditions hereinafter set forth, each Seller will severally sell, transfer, assign, set over and deliver to the Purchaser, and the Purchaser will purchase from each Seller, the number of Shares listed next to each Seller’s name on Schedule A hereto. The purchase price for the Shares purchased pursuant to this Agreement shall be $9.50 per share (the “Purchase Price”).

SECTION 2. Delivery of the Shares and Other Documents. At the Closing, the Sellers shall deliver the Shares to the Purchaser through a book-entry transfer utilizing the facilities of the Depository Trust Company. Delivery to the Purchaser shall be made against receipt by the Sellers of the full amount of the Purchase Price for the Shares being purchased by the Purchaser hereunder by certified or bank cashier’s check payable to the order of the Sellers or by wire transfer of immediately available funds to an account or accounts specified in writing by the Sellers. The parties hereby acknowledge and agree that the obligation of the Sellers to sell the Shares to the Purchaser, and the obligations of the Purchaser to purchase the Shares from the Sellers, are conditioned upon the sale and purchase of all of the Shares pursuant to the terms of this Agreement, and a failure by one Seller to comply with its obligations hereunder, or by the Purchaser to comply with its obligations with respect to one Seller hereunder, shall result in a failure of the conditions precedent to the Closing on the part of the Sellers, or the Purchaser, as applicable.

SECTION 3. Representations and Warranties of the Sellers. Each Seller hereby severally represents and warrants to the Purchaser as follows:

3.1 The Seller has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to the Purchaser at the Closing the Shares to be sold by the Seller hereunder and to carry out the transactions contemplated hereby and, upon consummation of the purchase contemplated hereby, the Purchaser will acquire from the Seller good, valid and marketable title to such Shares, free and clear of all covenants, conditions, restrictions, voting trust arrangements, shareholder agreements, liens, pledges, charges, security interests, encumbrances, options and adverse claims or rights whatsoever.

3.2 This Agreement has been duly authorized, executed and delivered on behalf of the Seller and constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses. The execution, delivery and performance of this Agreement, the sale and delivery of the Shares to be sold by the Seller, and compliance with the provisions hereof by the Seller, do not and will not, with or without the passage of time or the giving of notice or both, (a) assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 4, violate any provision of law, statute, ordinance, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (b) result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Seller under, any note, indenture, mortgage or lease, or any other material contract or other instrument, document or agreement, to which the Seller is a party or by which it or any of its property is bound or affected.

3.3 The Seller is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Seller or the transfer, conveyance and sale of the Shares to be sold by the Seller to the Purchaser pursuant to the terms hereof.

3.4 All consents, approvals or authorizations of, or registrations, filings or declarations with, any governmental authority or any other person, if any, required in connection with the execution, delivery and performance by the Seller of this Agreement or the transactions contemplated hereby have been or at the Closing will have been obtained by the Seller and will be in full force and effect.

3.5 The Seller is the sole owner of, and has good, valid and marketable title to, the Shares which are to be transferred to the Purchaser by the Seller pursuant hereto, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, shareholder agreements, liens, pledges, charges, security interests, encumbrances, options and adverse claims or rights whatsoever.

3.6 No broker or finder has acted for the Seller in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Seller.

3.7 The Seller is not in possession of any material nonpublic information regarding the Company.

SECTION 4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to each of the Sellers that:

4.1 The Purchaser acknowledges that each of the Sellers may be deemed to be an “affiliate” of the Company within the meaning of Rule 144(a)(1) of the Securities Act of 1933, as amended (the “Securities Act”), and, as such, the Purchaser will not sell or otherwise dispose of the Shares except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from registration under the Securities Act and in compliance with applicable state securities or “Blue Sky” laws. As a result, the Purchaser understands that it must bear the economic risk of the acquisition of the Shares made in connection herewith for an indefinite period of time.

4.2 The Purchaser is sophisticated in financial matters, qualifies as an “accredited investor” within the meaning of Regulation D of the Securities Act and has had access to such information as it deems necessary with respect to the Company, the Shares and the transactions contemplated herein.

4.3 The Purchaser acknowledges and understands that no federal or state agency has passed upon the Shares or made any finding or determination as to the fairness of the terms of its investment.

4.4 The Purchaser is acquiring the Shares for its own account, solely with its own funds, for investment purposes only, without the intention of distributing or reselling all or any portion of the Shares, other than a distribution of the Shares to its owners, if any.

4.5 The Purchaser has no need for liquidity with respect to the investment.

4.6 The Purchaser has all requisite power and authority to carry out the transactions contemplated hereby, and the execution, delivery and performance by such Purchaser of this Agreement has been duly authorized by all requisite limited partnership action on the part of the Purchaser. This Agreement has been duly executed and delivered on behalf of the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

None of the representations and warranties contained in this Section 4 shall in any way affect the right of the Purchaser to rely fully on the representations, warranties and covenants of the Sellers in this Agreement.

SECTION 5. Conditions Precedent to Closing.

5.1 Conditions Precedent to Closing by the Purchaser. The obligation of the Purchaser to purchase and pay for the Shares being purchased by the Purchaser is subject to satisfaction of the following conditions precedent at or before the Closing:

(a) The representations and warranties made by the Sellers in Section 3 hereof shall be true and correct when made, and shall be true and correct at the time of the Closing, with the same force and effect as if they had been made at and as of the time of the Closing.

(b) The Sellers shall have duly complied with and performed all covenants and agreements of the Sellers herein which are required to be complied with and performed at or before the Closing.

5.2 Conditions Precedent to Closing by the Sellers. The obligation of the Sellers to sell and deliver the Shares is subject to satisfaction of the following conditions precedent at or before the Closing:

(a) The representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct when made, and shall be true and correct at the time of the Closing, with the same force and effect as if they had been made at and as of the time of the Closing.

(b) The Purchaser shall have duly complied with and performed all covenants and agreements of the Purchaser herein which are required to be complied with and performed at or before the Closing.

SECTION 6. Survival of Representations, Warranties and Agreements. The covenants, representations and warranties of the Sellers and the Purchaser contained herein shall survive the Closing. Each party may rely on such covenants, representations and warranties irrespective of any investigation made, or notice or knowledge held by, it or any other person. All statements contained in any certificate or other instrument delivered by a party in connection with the Closing pursuant to this Agreement shall constitute representations and warranties by such party under this Agreement.

SECTION 7. Indemnification. Each party shall severally indemnify, defend and hold harmless the other parties, their partners, managers, directors, officers, members, shareholders, employees, attorneys, accountants, agents and representatives and their heirs, successors and assigns from and against all liabilities, losses, and damages, together with all reasonable costs and expenses related thereto (including, without limitation, legal and accounting fees and expenses) based upon or arising out of (a) any inaccuracy or breach of any representation and warranty of such party herein, and (b) any breach of any covenant and agreement of such party herein.

SECTION 8. Notices. All notices and other communications by a Purchaser or Seller hereunder shall be in writing to the other party and shall be deemed to have been duly given when delivered in person or by an overnight courier service, or sent via telecopy transmission and verification received, or when posted by the United States postal service, registered or certified mail, return receipt requested with postage prepaid, at the address set forth on the signature page hereto or to such other addresses as a party may from time to time designate to the other party by written notice thereof, effective only upon actual receipt.

SECTION 9. Entire Agreement; Effect on Prior Documents. This Agreement and the other documents referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior negotiations, commitments, agreements and understandings among them with respect thereto.

SECTION 10. Amendments; Waiver. Except as otherwise provided herein, this Agreement may be amended, and compliance with any provision of this Agreement may be omitted or waived, only by the written agreement of the Sellers and the Purchaser.

SECTION 11. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

SECTION 12. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

SECTION 13. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

SECTION 14. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of New York without regard to its principles of conflicts of laws.

SECTION 15. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 16. Reliance on Representations and Warranties. The Sellers and the Purchaser hereby acknowledge that the representations made in Sections 3 and 4, respectively, may be relied upon by outside legal counsel in connection with such counsels’ delivery of a legal opinion relating to the purchase and sale of the Shares in the manner contemplated herein.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Stock Purchase Agreement as of the date first written above.

SELLERS:

Second Curve Opportunity Fund, LP

By:	Second Curve Capital Management, LLC, its General Partner

By:	/s/ Stephen Krug
Name:	Stephen Krug
Title:	Authorized Member

Address:
450 Lexington Avenue, 52nd Floor
New York, NY 10174

Second Curve Opportunity Fund International, Ltd.

By:	/s/ Stephen Krug
Name:	Stephen Krug
Title:	Director

Address:
c/o Ogier Fiduciary Services (Cayman) Limited
P.O. Box 1234
Queensgate House
113 South Church Street
Grand Cayman KY1-1108
Cayman Islands

PURCHASER:

Red Mountain Capital Partners III, L.P.

By:	RMCP GP LLC, its General Partner

By:	/s/ J. Christopher Teets
Name:	J. Christopher Teets
Title:	Authorized Signatory

Address:
10100 Santa Monica Blvd, Ste 925
Los Angeles, CA 90067

SCHEDULE A

Sellers:	# of Shares
Second Curve Opportunity Fund, LP	1,400,000

Second Curve Opportunity Fund International, Ltd.	250,000